Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

March 3, 2026

Canton Strategic Holdings, Inc.

34 Shrewsbury Ave, Suite 1C

Red Bank, NJ 07701

Ladies and Gentlemen:

We have acted as special counsel to Canton Strategic Holdings, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of shares of its common stock, $0.0001 par value per share (the “Common Stock”), with an aggregate offering price of up to $300,000,000 (the “Shares”), pursuant to an amended and restated sales agreement, dated March 3, 2026 (the “Sales Agreement”), by and among the Company, Clear Street LLC (“Clear Street”) and Virtu Americas LLC (“Virtu”, and together with Clear Street, the “Sales Agents”). The Shares are to be issued and sold by the Company pursuant a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 9, 2026 (Registration No. 333-292648) (the “Registration Statement”), and are being offered pursuant to a base prospectus dated January 16, 2026 (the “Base Prospectus”), and a prospectus supplement dated March 3, 2026 filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement”, together with the Base Prospectus, the “Prospectus”).

We have reviewed originals or copies of (a) the Registration Statement, (b) the Prospectus Supplement, (c) the Sales Agreement, (d) the certificate of incorporation and bylaws of the Company, as amended and restated through the date hereof, and (e) certain resolutions of the board of directors of the Company or committees thereof. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable as a basis for the opinion set forth below.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company and public officials. We have also assumed, with respect to the issuance of the Shares, that the amount of valid consideration paid in respect of such Shares will equal or exceed the par value of such Shares. We have not independently established the validity of the foregoing assumptions.

This opinion letter is limited to the federal laws of the United States of America, the laws of the State of New York and the Delaware General Corporation Law. We express no opinion, and make no statement, as to the laws, rules, or regulations of any other jurisdiction or as to the municipal laws or the laws, rules, or regulations of any local agencies or governmental authorities of or within the State of Delaware and New York, or as to any matters arising thereunder or relating thereto. We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue-sky laws of the various states to sales of the Shares.

Based on, and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance, and when issued and delivered by the Company pursuant to the provisions of the Sales Agreement against payment of the requisite consideration therefor, will be validly issued, fully paid and nonassessable.

The opinions set forth herein are given as of the date hereof, and we undertake no obligation to update or supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact or other circumstances that changes or may change our opinion set forth herein after the date hereof or for any other reason.

We consent to the inclusion of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K, dated March 3, 2026, for incorporation by reference into the Registration Statement, and further consent to all references to us under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Reed Smith LLP
REED SMITH LLP